Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Completes

Acquisition of Brews Supply

PITTSBURGH, October 3, 2011/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced that WESCO Distribution, Inc., through its wholly owned Canadian subsidiary, has completed the previously announced acquisition of Brews Supply Ltd. of Calgary, Alberta. The transaction is expected to be immediately accretive to earnings adding approximately $0.04 per diluted share in the first year of operation.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) products, construction materials, and advanced supply chain management and logistics services. 2010 annual sales were approximately $5.1 billion. The Company employs approximately 6,800 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Customers include industrial and commercial businesses, contractors, governmental agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and over 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Richard Heyse, Vice President & Chief Financial Officer

WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566

http://www.wesco.com